1. Name and Address of Reporting Person
   Lambert, III, Benjamin J.
   11600 Sallie Mae Drive
   Reston, VA 20193
2. Issuer Name and Ticker or Trading Symbol
   SLM Corporation (SLM)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   11/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       11/05/2002 S             -1569       D      $102.9800                   D
Common Stock                       11/05/2002 S             -3600       D      $103.0800                   D
Common Stock                       11/05/2002 F             -16680      D      $103.1200                   D
Common Stock                       11/05/2002 M             20000       A      $86.0000   29945            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $86      01/24/2002 A      V  20000        <F1>      01/24/2012 Common  20000    $86.0000            D
(Right to buy)                                                                 Stock
Stock Option   $86      11/05/2002 M               20000  <F1>      01/24/2012 Common  20000    $86.0000   0        D
(Right to buy)                                                                 Stock
Stock Option   $103.79  11/05/2002 A         16680       11/05/2003 01/24/2012 Common  16680    $103.7900  16680    D
(Right to buy)                                                                 Stock

Explanation of Responses:

<F1>
These options become exercisable upon the Company's common stock having a closing price on the New York Stock Exchange of $103.20, for five trading days, they also become exercisable on the fifth anniversary of the grant (January 24, 2007).

SIGNATURE OF REPORTING PERSON
/s/Mary F. Eure (POA)

DATE
11/06/2002